Reference:        96-#19

FOR IMMEDIATE RELEASE


                          FORMER MCI EXECUTIVE TO HEAD
                      AMERICAN MOBILE SATELLITE CORPORATION


     RESTON, VA, July 31, 1996--American Mobile Satellite Corporation (AMSC) (NASDAQ: SKYC), a provider of voice, data and position reporting services, announced today the appointment of Gary M. Parsons, former executive vice president of MCI Communications, to the post of president and chief executive officer. He will also serve on the company's board of directors.

     Mr. Parsons brings to AMSC extensive management experience in the telecommunications industry. At MCI, he served in various senior management positions, including chief executive officer of MCImetro, the subsidiary responsible for MCI's entry into local telephone service. Prior to MCI, Parsons served as executive vice president of Telecom*USA, which was acquired by MCI in 1990. "Gary has demonstrated success building high-growth technology companies and is well respected for his team-based management style," said AMSC Chairman Jack Shaw in making the announcement. "I'm delighted that we will have his leadership during this critical period in the company's growth."

     Parsons added his enthusiasm for the move. "Today's telecommunications marketplace is rife with opportunity for emerging companies with the right technology. AMSC represents a unique combination of digital technology, satellite spectrum and creative products for mobile voice and data communications. I have always enjoyed entrepreneurial opportunities and look forward to helping AMSC develop into a major industry player."



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                                     -more-


Page Two

     Mr. Parsons succeeds Brian Pemberton, who led the company through its development stage. Mr. Pemberton will remain with the company, concentrating his efforts in the area of sales and marketing.

     During  the  first  quarter  of  1996,  Reston,  VA-based  American  Mobile
Satellite Corporation began voice revenue service operations via its AMSC-1 satellite. Launched in 1995, AMSC-1 makes possible a full range of mobile communications, including telephone, data and position reporting services to land-mobile, maritime, aeronautical, and fixed-site customers throughout the continental United States, Alaska, Hawaii, Puerto Rico, the Virgin Islands and hundreds of miles of U.S. coastal waters.


Press Contacts:                         Investor Contacts:
Orly Konig Lopez                        Jordan Darrow
American Mobile Satellite Corporation   The Financial Relations Board
703/716-6558                            212/661-8030

Martin Gitlin                           Renate Brown Neely
The Financial Relations Board           American Mobile Satellite Corporation
212/661-8030                            703/716-6558

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